                                                                    EXHIBIT 99.1

                        Chief Consolidated Mining Company
                               1629 Locust Street
                             Philadelphia, PA 19103

FOR IMMEDIATE RELEASE

     EUREKA, UTAH -- January 9, 2006: (NASD: CFCM.PK) Chief Consolidated Mining
Company announced today that it has reached an agreement with Dimeling Schreiber
& Park Fund II for the proposed sale of $2,500,000 of Convertible Debentures as part of a recapitalization and reorganization of Chief. The proceeds of the proposed sale have been placed in an escrow account pending the acceptance by the unsecured creditors of Chief of settlements representing at least 50 percent of the aggregate outstanding indebtedness held by such creditors. Pending release of the complete funds from the escrow, amounts will be disbursed currently to pay legal, accounting, and regulatory and transfer agent fees as part of the reorganization of Chief.

     Upon release from the escrow account, a portion of the funds will be applied to restore Chief's SEC reporting status commencing with its Form 10-KSB for the year just ended, including audited financial statements. Significant funds also will be allocated to the initiation of an exploratory drilling program and dewatering and desalination plan. Chief recently commissioned and received a report by a panel of independent geologists who concluded that significant opportunities exist for further development and exploitation of
Chief's mining claims in the Tintic Mining Districts in Utah. In their report, the panel describes a possible program and first phase of a plan to increase the value and enhance the prospects of viably operating four projects:

     o    Advancing the Burgin Mine extension deposit through to a bankable feasibility study;

     o    Further development of the concept to sell potable water from a desalination plant fed by water pumped from the Burgin Mine;

     o    Investigation of the economic possibilities of producing and selling halloysite (and other) clays from the Zuma and other areas; and

     o    Continued investigation and development of other exploration targets in the claim block and adjacent areas.

A copy of the report is available for review on Chief's website at
www.chiefmines.com.

     The Convertible Debentures will accrue interest at the rate of 8% annually, and will automatically convert into shares of Chief Common Stock at $0.25 per share upon approval by the shareholders of Chief of the financing, as well as amendments to its articles of incorporation, including reducing the par value.
In the event that the shareholders do not approve such matters, the Debentures will become immediately due and payable.

For further information, please contact:

Richard R. Schreiber

President

Chief Consolidated Mining Co.

1629 Locust Street

Philadelphia, PA 19103

215.546.8585